Exhibit 99.1

November 2, 2017

IDACORP, Inc. Announces Third Quarter Results, Increases Full Year 2017 Earnings Guidance

BOISE--IDACORP, Inc. (NYSE: IDA) recorded third quarter 2017 net income attributable to IDACORP of $90.6 million, or $1.80 per diluted share, compared with $83.1 million, or $1.65 per diluted share, in the third quarter of 2016. For the first nine months of 2017, IDACORP recorded net income attributable to IDACORP of $173.6 million, or $3.44 per diluted share, compared with $165.1 million, or $3.28 per diluted share, in the first nine months of 2016.

“IDACORP's third quarter performance was driven primarily by customer growth and weather conditions,” said IDACORP President and CEO Darrel Anderson. “Strong economic activity throughout the service area increased sales volumes for most customer classes, while warmer than normal summer weather led to increased sales to residential customers when compared with last year's third quarter. The increased sales volumes combined with effective management of operating expenses helped contribute to the growth in operating income.

“For the full year of 2017, we continue to expect that Idaho Power will not need to use any additional tax credit amortization under the Idaho regulatory settlement,” added Anderson. IDACORP is increasing its full year 2017 earnings guidance to $4.05 – $4.15 per diluted share.

Performance Summary

A summary of financial highlights for the periods ended September 30, 2017 and 2016 is as follows (in thousands, except per share amounts):

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Net income attributable to IDACORP, Inc.	$90,634	$83,100	$173,567	$165,075
Average outstanding shares – diluted (000’s)	50,421	50,393	50,408	50,361
IDACORP, Inc. earnings per diluted share	$1.80	$1.65	$3.44	$3.28

The table below provides a reconciliation of net income attributable to IDACORP for the three and nine months ended September 30, 2017, from the same periods in 2016 (items are in millions and are before related income tax impact unless otherwise noted).

	Three months ended		Nine months ended
Net income attributable to IDACORP, Inc. - September 30, 2016		$83.1		$165.1
Increase (decrease) in Idaho Power net income:
Customer growth, net of associated power supply costs and power cost adjustment mechanism impacts	2.3		7.0
Usage per customer, net of associated power supply costs and power cost adjustment mechanism impacts	12.0		12.2
Fixed cost adjustment (FCA) revenues	(7.4)		(13.7)
Increase in revenues per MWh, net of associated power supply costs and power cost adjustment mechanism impacts	14.3		30.3
Third-party use of electric property, wheeling, and other revenue	2.1		9.1
Other operating and maintenance expenses	2.9		0.4
Depreciation expense	(4.2)		(14.8)
Other changes in operating revenues and expenses, net	(0.4)		(0.8)
Increase in Idaho Power operating income	21.6		29.7
Earnings of unconsolidated equity-method investments	(7.0)		(6.5)
Non-operating income and expenses	(0.7)		0.9
Additional Accumulated Deferred Investment Tax Credits (ADITC) amortization	(1.0)		(1.5)
Income tax expense (excluding additional ADITC amortization)	(4.6)		(13.8)
Total increase in Idaho Power net income		8.3		8.8
Other changes (net of tax)		(0.8)		(0.3)
Net income attributable to IDACORP, Inc. - September 30, 2017		$90.6		$173.6

Net Income - Third Quarter 2017

IDACORP's net income increased $7.5 million for the third quarter of 2017 compared with the third quarter of 2016, primarily due to higher net income at Idaho Power. Continued customer growth in Idaho Power's service area, higher sales volumes resulting from warmer summer temperatures in Idaho Power's service area, lower other operating and maintenance expenses, and the net effects of the Valmy Plant settlement stipulations in the third quarter of 2017 contributed to the increase in net income.
Customer growth increased operating income by $2.3 million in the third quarter of 2017, as the number of Idaho Power customers grew by 1.8 percent over the twelve months ended September 30, 2017. Warmer summer temperatures in Idaho Power's service area in the third quarter of 2017 led to an increase in sales volumes on a per-customer basis, primarily for residential customers using energy for cooling, compared with the third quarter of 2016, while higher levels of commercial and industrial activity also led to an increase in sales volumes on a per customer basis for commercial and industrial customers. The increases in sales volumes on a per-customer basis increased operating income by $12.0 million in the third quarter of 2017 compared with the third quarter of 2016. The increase in revenues from increased sales volumes was partially offset by the FCA mechanism which reduced revenues by $7.4 million during the third quarter of 2017 compared with the third quarter of 2016. The warmer summer temperatures also caused an increase in the proportion of residential sales in higher rate categories in Idaho Power's tiered rate structure, partially contributing to a $14.3 million increase in operating income.

In the second quarter of 2017, the IPUC and OPUC each approved settlement stipulations related to Idaho Power’s plan to end its participation in coal-fired operations at the Valmy Plant by the end of 2025. The settlement stipulations resulted in increased general business revenue collections and general business revenue accruals in the third quarter of 2017 (included in the $14.3 million "Increase in revenues per MWh, net of associated power supply costs and power cost adjustment mechanism impacts" in the table above), increased net depreciation expense (included in the $4.2 million increase in "Depreciation expense" in the table above), and increased associated income tax expenses for the quarter, including plant-related flow-through tax adjustments.

For both the third quarter and nine months ended September 30, 2017, the settlement stipulations increased general business revenue collections, general business revenue accruals, net depreciation expense, and income tax expense. The ongoing annual benefit to net income from the Valmy Plant settlement stipulations is expected to decline slightly each year through 2028, primarily due to the annual decline in Valmy Plant-related rate base, which is expected to be fully depreciated by December 31, 2028. Compared with Idaho Power’s estimate of what ongoing net income would have been without the settlement stipulations, the settlement stipulations increased after-tax net income for the first nine months of 2017 by $3.8 million, of which $1.3 million was recorded during the third quarter of 2017. Idaho Power estimates the Valmy Plant settlement stipulations will increase after-tax net income by approximately $1.4 million during the last three months of 2017 for a full-year 2017 increase to after-tax net income of approximately $5.2 million.

During the third quarter of 2017, Idaho Power benefited from a $2.1 million increase in third-party use of electric property, wheeling, and other revenue. This change was largely due to an increase in wheeling volumes and an increase in Idaho Power's Open Access Transmission Tariff (OATT) rates that became effective in October 2016.

Other O&M expenses were $2.9 million lower in the third quarter of 2017 compared with the third quarter in 2016, as lower generation at Idaho Power's thermal plants and the timing of an annual maintenance outage at the Jim Bridger coal-fired plant resulted in lower O&M costs.

Income from Idaho Power's unconsolidated investment in Bridger Coal Company (BCC) decreased non-operating income by $7.0 million in the third quarter of 2017 compared with the same quarter in 2016, primarily due to a decrease in coal sales prices and volumes at BCC.

Idaho Power income tax expense increased $5.6 million in the third quarter of 2017 compared with the third quarter of 2016, due mostly to higher pre-tax income and tax benefits from distributions from fully-amortized affordable housing investments that were recorded during the third quarter of 2016. There were no significant distributions from fully-amortized affordable housing investments in the third quarter of 2017. Also, based on Idaho Power's current expectations of full-year 2017 results, Idaho Power did not record any additional ADITC amortization under its Idaho regulatory settlement stipulation during the third quarter of 2017 and does not expect additional ADITC amortization for the full-year 2017. During the third quarter of 2016, Idaho Power recorded $1.0 million of additional ADITC amortization.

Net Income - Year-to-Date 2017
IDACORP's net income increased $8.5 million, primarily from higher net income at Idaho Power, for the first nine months of 2017 compared with the same period in 2016. Customer growth added $7.0 million to Idaho Power operating income compared with the first nine months of 2016. Higher usage per customer in the first nine months of 2017 compared with the same period in 2016 contributed $12.2 million to operating income, due mostly to higher usage per customer in the third quarter of 2017 described above. Warmer summer temperatures and colder winter temperatures during the first nine months of 2017 compared with the same period in 2016 led to a greater proportion of residential sales in higher rate categories under Idaho Power's tiered rate structure. These residential sales contributed to the $30.3 million increase in operating income from the increase in revenues per MWh. The FCA mechanism reduced operating income by $13.7 million during the first nine months of 2017 compared with the first nine months of 2016. As noted above, the settlement stipulations related to the Valmy Plant approved in the second quarter of 2017 added $3.8 million to after-tax net income for the first nine months of 2017. During the first nine months of 2017, Idaho Power benefited from a $9.1 million increase in third-party use of electric property, wheeling, and other revenue. This change was largely due to an increase in wheeling volumes, an increase in Idaho Power's OATT rates that became effective in October 2016, and a new long-term wheeling agreement that became effective in July 2016.

A decrease in income from Idaho Power's unconsolidated investment in BCC decreased non-operating income by $6.5 million in the first nine months of 2017 compared with the first nine months in 2016, primarily due to a decrease in coal sales prices and higher expenses at BCC. Idaho Power anticipates that higher coal sales prices will increase income from BCC in the fourth quarter of 2017 compared with the fourth quarter of 2016. Despite the expected fourth quarter increase in income from BCC this year, Idaho Power expects income from BCC for the full year of 2017 to be slightly below the income from BCC in 2016.

Idaho Power's income tax expense was $15.3 million higher primarily due to higher pre-tax income, the $5.6 million flow-through benefit of tax deductible make-whole premiums that Idaho Power paid in connection with the early redemption of long-term debt in the first nine months of 2016, and tax benefits from distributions from fully-amortized affordable housing investments that were also recorded in 2016. There were no early redemptions of long-term debt or significant distributions from fully-amortized affordable housing investments in the first nine months of 2017. Also, based on Idaho Power's current expectations of full-year 2017 results, Idaho Power did not record any additional ADITC amortization under its Idaho regulatory settlement stipulation during the first nine months of 2017. During the first nine months of 2016, Idaho Power recorded $1.5 million of additional ADITC amortization.

2017 Annual Earnings Guidance and Key Operating and Financial Metrics

IDACORP is increasing its full year earnings guidance estimate for 2017. The 2017 guidance incorporates all of the key operating and financial assumptions listed in the table that follows (in millions, except per share amounts):

	Current(1)	Previous(2)
IDACORP Earnings Guidance (per share)	$4.05-$4.15	$3.95-$4.05
Idaho Power Operating & Maintenance Expense	No Change	$345-$355
Idaho Power Additional Amortization of ADITC	No Change	None
Idaho Power Capital Expenditures (excluding allowance for funds used during construction)	No Change	$290-$300
Idaho Power Hydroelectric Generation (MWh)	8.5-9.0	8.5-9.5
(1) As of November 2, 2017.
(2) As of August 3, 2017, the date of filing IDACORP's and Idaho Power's Quarterly Report on Form 10-Q for the quarter ended September 30, 2017.

More detailed financial information is provided in IDACORP's Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission and posted to the IDACORP Web site at www.idacorpinc.com.

Web Cast / Conference Call

IDACORP will hold an analyst conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time). All parties interested in listening may do so through a live webcast on the company's website (www.idacorpinc.com), or by calling (800) 242-0681 for listen-only mode. There is no passcode required; simply request to be connected to the "IDACORP, Inc." call. The conference call logistics are also posted on the company's website and will be included in the company's earnings news release. Slides will be included during the conference call. To access the slide deck, register for the event just prior to the call at www.idacorpinc.com/investor-relations/earnings-center/conference-calls. A replay of the conference call will be available on the company's website for a period of 12 months and will be available shortly after the call.

Background Information

IDACORP, Inc. (NYSE: IDA), Boise, Idaho-based and formed in 1998, is a holding company comprised of Idaho Power, a regulated electric utility; IDACORP Financial, a holder of affordable housing projects and other real estate investments; and Ida-West Energy, an operator of small hydroelectric generation projects that satisfy the requirements of the Public Utility Regulatory Policies Act of 1978. Idaho Power began operations in 1916 and employs approximately 2,000 people to serve a 24,000-square-mile service area in southern Idaho and eastern Oregon. With 17 low-cost hydroelectric projects as the core of its generation portfolio, Idaho Power's nearly 542,000 residential, business and agricultural customers pay some of the nation's lowest prices for electricity. To learn more about IDACORP or Idaho Power, visit www.idacorpinc.com or www.idahopower.com.

Forward-Looking Statements

In addition to the historical information contained in this press release, this press release contains (and oral communications made by IDACORP, Inc. and Idaho Power Company may contain) statements, including, without limitation, earnings guidance, that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, outlook, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "continues," "estimates," "expects," "guidance," "intends," "potential," "plans," "predicts," "projects," "targets," or similar expressions, are not statements of historical facts and may be forward-looking. Forward-looking statements are not guarantees of future performance and involve estimates, assumptions, risks, and uncertainties. Actual results, performance, or outcomes may differ materially from the results discussed in the statements. In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include the following: (a) the effect of decisions by the Idaho and Oregon public utilities commissions, the Federal Energy Regulatory Commission, and other regulators that impact Idaho Power's ability to recover costs and earn a return, including the impact of settlement stipulations; (b) the expense and risks associated with capital expenditures for infrastructure, and the timing and availability of cost recovery for such expenditures; (c) changes in residential, commercial, and industrial growth and demographic patterns within Idaho Power's service area and the loss or change in the business of significant customers, and their associated impacts on loads and load growth, and the availability of regulatory mechanisms that allow for timely cost recovery in the event of those changes; (d) the impacts of economic conditions, including inflation, the potential for changes in customer demand for electricity, revenue from sales of excess power, financial soundness of counterparties and suppliers, and the collection of receivables; (e) unseasonable or severe weather conditions, wildfires, drought, and other natural phenomena and natural disasters, which affect customer demand, hydroelectric generation levels, repair costs, and the availability and cost of fuel for generation plants or purchased power to serve customers; (f) advancement of generation or energy efficiency technologies that reduce loads or reduce Idaho Power's sale of electric power; (g) adoption of, changes in, and costs of compliance with laws, regulations, and policies relating to the environment, natural resources, and threatened and endangered species, and the ability to recover resulting increased costs through rates; (h) variable hydrological conditions and over-appropriation of surface and groundwater in the Snake River Basin, which may impact the amount of power generated by Idaho Power's hydroelectric facilities; (i) the ability to acquire fuel, power, and transmission capacity under reasonable terms, particularly in the event of unanticipated power demands, lack of physical availability, transportation constraints, or a credit downgrade; (j) accidents, fires (either at or caused by Idaho Power's facilities), explosions, and mechanical breakdowns that may occur while operating and maintaining Idaho Power's assets, which can cause unplanned outages, reduce generating output, damage the companies’ assets, operations, or reputation, subject the companies to third-party claims for property damage, personal injury, or loss of life, or result in the imposition of civil, criminal, and regulatory fines and penalties; (k) the increased power purchased costs and operational challenges associated with purchasing and integrating intermittent renewable energy sources into Idaho Power's resource portfolio; (l) disruptions or outages of Idaho Power's generation or transmission systems or of any interconnected transmission system may cause Idaho Power to incur repair costs and purchase replacement power at increased costs; (m) the ability to obtain debt and equity financing or refinance existing debt when necessary and on favorable terms, which can be affected by factors such as credit ratings, volatility in the financial markets, interest rate fluctuations, decisions by the Idaho or Oregon public utility commissions, and the companies' past or projected financial performance; (n) reductions in credit ratings, which could adversely impact access to capital markets, increase costs of borrowing, and would require the posting of additional collateral to counterparties pursuant to credit and contractual arrangements; (o) the ability to enter into financial and physical commodity hedges with creditworthy counterparties to manage price and commodity risk, and the failure of any such risk management and hedging strategies to work as intended; (p) changes in actuarial assumptions, changes in interest rates, and the return on plan assets for pension and other post-retirement plans, which can affect future pension and other postretirement plan funding obligations, costs, and liabilities; (q) the ability to continue to pay dividends based on financial performance and in light of contractual covenants and restrictions and regulatory limitations; (r) changes in tax laws or related regulations or new interpretations of applicable laws by federal, state, or local taxing jurisdictions, the availability of tax credits, and the tax rates payable by IDACORP shareholders on common stock dividends; (s) employee workforce factors, including the operational and financial costs of unionization or the attempt to unionize all or part of the companies' workforce, the impact of an aging workforce and retirements, the cost and ability to retain skilled workers, and the ability to adjust the labor cost structure when necessary; (t) failure to comply with state and federal laws, regulations, and orders, including new interpretations and enforcement initiatives by regulatory and oversight bodies, which may result in penalties and fines and increase the cost of compliance, the nature and extent of investigations and audits, and the cost of remediation; (u) the inability to obtain or cost of obtaining and complying with required governmental permits and approvals, licenses, rights-of-way, and siting for transmission and generation projects and hydroelectric facilities; (v) the cost and outcome of litigation, dispute resolution, and regulatory proceedings, and the ability to recover those costs or the costs of operational changes through insurance or rates, or from third parties; (w) the failure of information systems or the failure to secure data, failure to comply with privacy laws, security breaches, or the direct or indirect effect on the companies' business or operations resulting from cyber-attacks, terrorist incidents or the threat of terrorist incidents, and acts of war; (x) unusual or unanticipated changes in normal business operations, including unusual maintenance or repairs, or the failure to successfully implement new technology solutions; and (y) adoption of or changes in accounting policies and principles, changes in accounting estimates, and new U.S. Securities and Exchange Commission or New York Stock Exchange requirements, or new interpretations of existing requirements. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in IDACORP, Inc.'s and Idaho Power Company's most recent Annual Report on Form 10-K and other reports the companies file with the U.S. Securities and Exchange Commission, including (but not limited to) Part I, Item 1A - “Risk Factors” in the Form 10-K and Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. IDACORP and Idaho Power disclaim any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

Investor and Analyst Contact	Media Contact

Justin S. Forsberg	Jordan Rodriguez
Director of Investor Relations	Corporate Communications
Phone: (208) 388-2728	Phone: (208) 388-2460
JForsberg@idacorpinc.com	JRodriguez@idahopower.com

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